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                                                                   EXHIBIT 10-b

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                                    LEVEL 3

                               RELOCATION POLICY
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                              (EXECUTIVE OFFICERS)
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PURPOSE
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This policy is written as a guideline for both the transferring employee and the management of AmSouth.

It is intended to fairly address those issues and concerns that a transferring employee may have while maintaining costs at a reasonable level for AmSouth. It is also intended to minimize the stress, both emotionally and financially, to the transferring employee and family.

The guidelines are written from the understanding that the transferring employee and AmSouth are involved in a partnership.

ADMINISTRATION

This policy will be administered by the Relocation Services Division of Johnson-Rast & Hays (JRH), a Birmingham based real estate firm. They will be your primary contact for all relocation related services.

     Ruth Farris, CRP - Director/Manager or Marilee Cade, CRP - Referral Coord.
                                         --
     Johnson-Rast & Hays Real Estate
     Suite 2450, SouthTrust Tower
     Birmingham, AL   35203
     Telephone:  (205) 322-7500

JRH, who is responsible for administering our policy, retains the services of a private relocation management company, MRI Relocation Management (MRI) to help provide assistance to you and your family. The Corporate Staffing Department will contact you and JRH simultaneously to begin the process. Included in this packet of materials is a section describing the details and procedures of the services.

ELIGIBILITY

Provisions of this policy are available to you if you are an employee or new hire who has been requested to relocate to a new location. Eligibility for coverage under this policy continues for up to six (6) months following your official date of transfer. Extension of this time period may be authorized due to special circumstances, with the approval of your division manager and Corporate Human Resources.
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RECORD KEEPING

The tax ramifications involved with relocation require very careful record keeping by both you and AmSouth. Various home sale and other expenses will be paid through JRH. For other expenses, you must submit a Relocation Expense
                                                         ------------------
Report (See Attachment 1) within a reasonable time, with original receipts, to
------
Ruth Farris at JRH.

EXPENSES NOT COVERED BY THE POLICY

AmSouth recognizes that special circumstances and contingencies may occur in a relocation. No one plan such as this can cover every conceivable situation. If you encounter an unusual problem or a circumstance which does not seem to be adequately covered in this policy, please contact Corporate Human Resources to discuss. All policy exceptions must be requested in writing and require approval of the appropriate Management Committee member and the Director of Human Resources. Any such requests should be forwarded to Human Resources with approvals. Human Resources would inform JRH of any approved exceptions.

TERMINATION OF EMPLOYMENT

Upon termination of your employment for any reason, all remaining Relocation Policy benefits will cease. In the event of a voluntary termination of employment within a twelve (12) month period following a relocation, a prorated portion of relocation benefits that have been paid may be subject to repayment to AmSouth.


                               SELLING YOUR HOME
                               -----------------


HOME BUY-OUT ASSISTANCE PLAN

If you are not able to sell your home within a designated period of time, special arrangements have been made with MRI to purchase your present residence at its appraised market value as defined in the following section. This home purchase program extends to your home if it is a one family dwelling that is your primary residence. This includes condominiums, but excludes mobile homes, vacation, income or investment property, apartment buildings, secondary tracts of land (such as adjacent building lots) and farm property. Many costs associated with selling the home then become the responsibility of MRI without creating taxable compensation to the employee, providing all procedures are properly followed.

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DETERMINING THE APPRAISED VALUE OF YOUR HOME

MRI will offer to purchase your home based on its appraised value, as determined by two independent appraisers selected by you from an approved list of appraisers provided by MRI. If the appraisals are within 5% of each other, they will be averaged to determine your appraised value offer. If the two appraisals are not within 5%, you will be asked to choose a third appraiser and all three appraisals will be averaged to determine your appraised value offer. You will have the right to inspect any (or all) of the appraisals conducted to assess the market value of your property.

You will also be able to supply sales data on area homes to the appraisers. If there are area sales of comparable homes you would like the appraisers to consider, you may list the properties on a form provided by MRI Relocation and give a copy to each of the appraisers during their appointment to view your home. The appraisers may or may not include these sales in your appraisal. However, if a provided sale is not included, the appraiser must provide a reason in the final written report.

An appraisal is not a statement of fact, but an opinion. For any property there will be a range of value. Whereas a buyer, in part based on emotional factors, may very likely give you the highest and best price for your property, the appraisers have no emotional involvement and will tend to be conservative in their estimation. Although the process used to determine property value on a relocation appraisal is essentially the same as a finance appraisal, there is one differing factor which may affect the final result - time. Unlike a typical buyer, a corporation begins incurring expenses immediately upon a property's purchase, without the benefit of using the home as a residence. Consequently, time is an important factor. As per company guidelines, a time factor of up to 120 days will be considered when determining the appraised value. This four month factor is considered when evaluating the time-on-market for comparable sales and listings. If the comparable properties sold within 120 days of initial listing and no market change is evident on current listings, the time factor is mute and will not affect the property valuation.

Your offer, based on the appraisal process described above, is to be considered your safety net. You have every opportunity to better your guarantee through pre-marketing efforts. If you obtain a valid purchase agreement from a qualified buyer at a price higher than your guarantee, the guarantee will be amended to the outside offer amount. You are encouraged to market your property to obtain your best possible offer.

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INITIATING THE HOME BUY-OUT ASSISTANCE PLAN

The Home Buy-Out Assistance Plan should be initiated as soon as practical following your acceptance of our offer of employment, but not later than six (6) months following your hire or transfer date. If you have not been contacted by JRH to initiate the process within three days of your acceptance of employment, please call your employment representative (the person who hired you) in Corporate Staffing. Initiating this process quickly will start the appraisal process of your home in order to provide you with a market value "benchmark" upon which to base your list price.

MAINTAINING TWO HOMES

The Home Buy-Out Assistance Plan should enable you to arrange closing on your new home to coincide with vacating your old home. Therefore, AmSouth will not normally reimburse for the duplicate carrying costs or the costs associated with maintaining two homes.

CONDITION OF HOME PRIOR TO BUY OUT OFFER

Prior to an offer being made to purchase your home by MRI for the appraised value, the following conditions of the home must be met:

  [ ] Typical and mandatory (if any) inspections will be ordered on your home. Inspections that may be conducted include, but are not limited to, general home, pest, radon, well, septic, roof, pool, etc. All inspections will be reviewed and it will be the responsibility of the transferee to make all recommended repairs.

  [ ] If the employee elects to complete repairs prior to the buyout, proof of completion must be submitted to MRI. If repairs are not completed, a repair adjustment/allowance will be made at the time of buyout based on acceptable bids. (MRI will proceed with repairs after vacancy.)

ACCEPTING THE RELOCATION MANAGEMENT COMPANY'S BUY OUT OFFER

Under the Home Buy-Out Assistance Plan, you will have 60 days from the date of offer to either accept the offer price or arrange a sale on your own at a higher price and assign it to the relocation company for closing. We expect all homeowners to aggressively and realistically market their properties.

MARKETING ASSISTANCE

The most desirable alternative is for the employee to secure a qualified buyer for his or her home. Marketing assistance will be provided by JRH to assist in

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this effort.  At least two broker interviews will be arranged.  You may advise
JRH of the two brokers of your choice or JRH will recommend two brokers that have proven listing track records for your area. The selected brokers will work closely with you, JRH and MRI in the marketing of your home. You will receive a reduced selling commission of 6%, two opinions of value as well as two marketing plans. This program is designed to provide quality service in the sale of your home and insure the best long term financial interest of you and AmSouth Bank.

During the period of the marketing assistance program, JRH will coordinate with MRI either the amended value sales closing or the MRI offer to purchase.

INCENTIVE TO SELL

In order to support the employee in his or her effort to find an outside buyer for the home prior to the expiration of the MRI offer period, AmSouth will provide the employee a 2% sales incentive if the employee generates an amended/closeable sale that is accepted and closed by MRI. The incentive is based on 2% of the gross sales price of the home.

An accepted amended/closeable sale is defined as one in which MRI has received written confirmation that the buyer has received adequate financing to complete the purchase at the offered price, all inspections have been completed, reviewed and accepted by the buyer (or the appropriate renegotiations have been completed between buyer and seller), and all other contingencies have been removed. The employee is responsible for all repairs requested/negotiated by the buyer. The sales incentive will then be payable upon the successful closing of the transaction by MRI.

The sales incentive will be reported as income to the employee. It will not be grossed-up for taxes by AmSouth.

SALE BELOW APPRAISED VALUE

Since it is AmSouth's and the employee's mutual goal that the employee's home sell under the amended/closeable option, AmSouth will provide an additional benefit to assist the employee in the event the employee receives an offer from an outside buyer which is below the appraised value offer amount provided to the
                          -----
employee under the MRI program.

If, during the 60 day offer period, the employee is successful in negotiating an offer which is at least 97% of the appraised value offer the employee received from MRI, and meets the requirements of an amended/closeable sale, the employee should turn the sale over to MRI. MRI will execute the original buy out offer made to the employee.

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For example, if the appraised value offer from MRI was $100,000, the employee could accept an offer of $97,000 for his or her home that would also meet the requirements of an amended/closeable sale. MRI would execute the $100,000 appraised value offer with the employee while closing on the $97,000 contract. In effect, AmSouth would absorb the $3,000 loss on this transaction. You would also receive the 2% sales incentive as described in the preceding paragraph.

EQUITY PAYMENT

Your equity will be paid to you by the relocation company on a mutually agreed date, provided all required contracts and legal documents have been signed, and the title search and inspections have been satisfactorily completed.

VACATING YOUR HOME

You have up to 30 days following the buyout date to vacate your home. The prorations for taxes and mortgage interest will be based on your vacancy date (if later than the buyout date). All utilities should be placed into the listing broker's name (not MRI).

SELLER'S CLOSING COSTS

A real estate agent commission which is customary for the area will be paid by AmSouth in the selling of your current home.

Other closing costs which are normally paid by the buyer will not be reimbursed by AmSouth.


                                 RENTER POLICY
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LEASE CANCELLATION POLICY

Rental or lease cancellation penalties will be reimbursed (at your old location) up to two months' rent subject to prior approval and proper documentation of such expenses. Damages withheld by rental management will not be reimbursed.

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                             PURCHASING A NEW HOME
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POLICY TIME PERIOD

Closing costs on the purchase of your new home will be reimbursed (as detailed in this section) provided they are submitted within six months of the effective date of your transfer, unless the deferral of your home purchase has been previously approved.

HOME SEARCH COUNSELING

JRH is prepared to provide comprehensive home search counseling for homeowners in all locations. This counseling will aid you and your family in selecting the new community, neighborhood, and home in the most efficient manner best suited to your family needs. You will be provided a list of approved real estate agents, acting as buyer agents to assist you in finding a new home. You may select one of these agents or any other real estate agent of your choice. In any case, JRH will work with you and your agent of choice to provide the best possible service.

MORTGAGE FINANCING ASSISTANCE

One of the major complexities of purchasing a home at your new location is securing attractive mortgage financing. Therefore, we have arranged financing assistance to you directly through AmSouth's Mortgage Banking Division. A mortgage loan through AmSouth includes a waiver of up to 1% origination fee and two discount points. For each loan, all normal credit qualifications must be met. The mortgage will include a non-transferability clause and will specify no prepayment penalty. You may also look for more competitive rates in the market. In the case of a non-AmSouth mortgage loan, we will reimburse up to a 1% origination fee and two discount points.

NORMAL CLOSING COSTS ON A NEW HOME

AmSouth will reimburse you for normal closing costs covering those items which by local custom are normally paid by the buyer. Typical costs may include mortgage insurance (only if required by lender), attorney's fees, appraisals, recording fees, state transfer taxes, and fee (owner's) title insurance. See Attachment 2 for a listing of those closing costs which are both reimbursable and non-reimbursable.

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HOME INSPECTION

You will be reimbursed for one termite and one structural inspection associated with the purchase of your new home.


                                  HOUSEHUNTING
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TRIP GUIDELINES

House hunting is normally intended for the employee and spouse only.

2 househunting trips - 8 day total limit
Coach airfare - most direct route
Mileage - prevailing rate (most direct route)
Car rental - full size
Reasonable meal expenses
Reasonable parking & tolls
8 nights lodging

CHILD CARE

AmSouth will reimburse documented child care fees incurred at prevailing market rate, during your househunting trip(s) not to exceed $50 total per day.

RECEIPTS FOR EXPENSES

All receipts must be submitted for househunting trips along with the AmSouth Bancorporation Relocation Expense Report to Ruth Farris at Johnson-Rast & Hays for reimbursement. Whenever possible, prepayment of major expenses such as air travel, hotels, etc. will be arranged through JRH.

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         TRAVEL EXPENSES FROM YOUR OLD RESIDENCE TO YOUR NEW RESIDENCE
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TRANSPORTATION OF EMPLOYEE AND FAMILY

Reasonable expenses incurred while transporting your family to the new location are reimbursable. These costs will include one way transportation or mileage reimbursement to the new job location. Air travel (coach) and mileage reimbursement will be based on the most direct route and AmSouth's travel policy.

AUTO RENTAL

If you do not have access to your automobile when you arrive in your new location, AmSouth will reimburse you for up to ten (10) days' auto rental for one car.

RECEIPTS FOR EXPENSES

All receipts must be submitted along with the AmSouth Bancorporation Relocation Expense Report to Ruth Farris at Johnson-Rast & Hays for reimbursement.
Whenever possible, prepayment of major expenses such as air travel, hotels, etc. will be arranged through JRH.


                                TEMPORARY LIVING
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Temporary living for the employee starts with the first day at the new location and continues for designated period (homeowner - 90 days, renters - 30 days). Temporary living is designed to reimburse the employee while he/she is maintaining expenses at the old and new location.

TEMPORARY LIVING AT NEW LOCATION

Temporary living is necessary as a result of 1) AmSouth's need for the employee to report to the new location prior to a new home purchase or rental or 2) the new residence or rental is not available but disposal of the old residence has

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occurred.  Reimbursable temporary living expenses for the employee at the new location will include a maximum of up to 90 days expenses for reasonable lodging and dinner meals expense. Receipts are necessary. Costs which would normally have been incurred as part of a usual business day (transportation to job, lunch, dry cleaning) will not be reimbursable.

If circumstances require, temporary living expenses for the family at the new location will be covered for 30 days and will include full reimbursement for actual, reasonable food and lodging expenses. Additional days may be granted at the discretion of AmSouth management. The transferring employee, through careful planning and coordination of the disposal of the old residence and purchase of the new, should minimize the number of days needed for temporary living.

Should it become necessary for the transferring employee to move to the new location before the family can move, the transferring employee will be reimbursed for return visits every other week-end. Reimbursement will include round-trip economy airfare or mileage and tolls at the appropriate rate. Meals will not be considered reimbursable en route.

Temporary lodging expenses will normally be prepaid by JRH.


                                MOVING EXPENSES
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MOVING COMPANY

To obtain assistance in moving your household an personal effects, contact JRH three weeks in advance of the move. They will initiate moving services through company designated carriers.

HOUSEHOLD GOODS

AmSouth will provide for insurance (at replacement value), full packing, shipment and unpacking of all normal household goods. The following items will not be moved or insured at AmSouth's expense.

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 . Recreational Motor Vehicles or airplanes (that can be driven or towed, motorcycles excluded).
 . Boats (too big for regular shipment along with household goods)
 . Patio slate
 . Fertilizer
 . Cement
 . Frozen Foods
 . Shrubbery
 . Firewood
 . Lumber or other building material
 . Sand
 . Animals larger than a cat or a dog.
 . Portable swimming pools/hot tubs
 . Live plants
 . Jewelry, precious stones, valuable collections, legal documents, money in any form (cash, securities, bonds, notes).

It is expected that you use discretion concerning the moving of those possessions which are of little value in relation to the cost of moving.

TRANSPORTATION OF AUTOMOBILES

AmSouth will arrange to ship one of your personal automobiles via the most efficient method (i.e., loading on the moving van, drive-away service, auto carrier service, etc.). If you wish to drive rather than fly to the new location, AmSouth will reimburse related expenses under the "Transportation of Employee and Family" section of this policy.

STORAGE OF GOODS

If needed, AmSouth will reimburse for storage of goods for a period not to exceed 90 days from the date of vacating in the event it is impossible to move into a newly acquired home in the new location. Only those items on the original moving van receipt are eligible for storage at AmSouth expense.

APPLIANCE SERVICE

The cost for dismantling, moving and installing your major household appliances will be covered provided the appliance were installed at your old residence.

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                             MISCELLANEOUS EXPENSES
                             ----------------------


RELOCATION ALLOWANCE

As there may be other miscellaneous expenses arising as a result of relocation, homeowners will be provided an allowance of a full month's salary at their new rate of pay, less appropriate taxes. Renters will be provided an allowance of 1/2 month's salary at their new rate of pay, less appropriate taxes. This miscellaneous allowance is intended to pay for (but is not limited to) the following items:

 . Driver's license/automobile tag transfer
 . Carpet alteration/cleaning
 . Drapery cleaning or replacement
 . Telephone installation
 . Other babysitting fees beyond those permitted as part of the home search trips . TV antennas/cable hook-ups
 . Housecleaning trash removal
 . Tuition reimbursement loss
 . Other unforeseen expenses
 . Minimal tax liability which may not be fully covered by the gross up formula.

You will receive this relocation allowance in your first pay deposit following your start date.


                           RELOCATION TAX ASSISTANCE
                           -------------------------


INCOME TAX REGULATIONS

The Internal Revenue Code requires that all AmSouth relocation plan reimbursements be reported in gross income as "compensation," except for the following exclusions:

1. Transportation and storage of household goods and personal effects.
2. Travel and lodging (but not meals) payments for expenses of your final move from the old to new home for you and your family.

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To be eligible for these exclusions, it is necessary that your new principal place of employment be a minimum of 35 miles farther from your former residence than was your former principal place of work. Additionally, you must continue employment in the general location for a minimum of 39 weeks following your move. These regulations are subject to change without notice.

TAX REPORTING

MRI will prepare a final "Employee Moving Expense" form (IRS Form 4782) at the end of each year in which you receive a summary of that year's taxable reimbursements related to relocation. All relocation expenses must be incurred within one year of start date of new position. Expenses billed and paid prior to October 31st will be included in the current tax year.

"GROSS-UP" ASSISTANCE

For all non-excludable reimbursements considered compensation by the IRS extra income will be provided to compensate for tax obligations incurred. The following is a summary of reimbursements to be "grossed-up":

 . Home selling and purchasing expenses
 . Miscellaneous reimbursements relating to househunting trips, temporary living, and disposition of rented residence

The following is a summary of reimbursements that will not be "grossed-up":

 . Excludable expenses noted above
 . Relocation allowance - Withholding will be applied at 28% for federal, and as appropriate for FICA, state and local taxes.

The gross-up will be determined on all applicable relocation expenses incurred during a period which extends from October 31st of the current calendar year back to November 1st of the prior calendar year. This calculation will be made during the fourth quarter of the current year and will be entered into payroll prior to year end. The gross-up calculation will be based on the following:

 . Your annualized AmSouth federal and state (if applicable) taxable income for the current calendar year
 . The federal income tax bracket applicable for this level of income
 . Applicable state taxes
 . Your IRS filing status

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The calculation does not consider the following:

 . Any other income you may have from other sources during the calendar year . Your spouse's income

AmSouth's gross-up procedure is intended to assist you in paying the large majority of any additional taxes associated with your relocation. It is not intended to address this additional expense to the exact dollar.

TAX WITHHOLDING

AmSouth will report taxable income for federal and state (if applicable) purposes which will include imputed income representing your non-excludable reimbursements and the supplemental payment representing the gross-up for taxes. Withholding will be applied at a level which will coincide with the gross-up amount, and thus, the net effect of this reporting and withholding will be zero net pay. In other words, the gross-up amounts will cover the withholding applied. You will receive a separate payslip detailing these transactions.

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